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                                                             EXHIBIT 10.16

                       SYNERGY SEMICONDUCTOR CORPORATION
                            3450 Central Expressway
                             Santa Clara CA 95051


                               December 2, 1991


Mr. Thomas D. Mino
815 Pollus Drive
Colorado springs, CO 80906

Dear Tom:

          On behalf of the Company's Board of Directors, I wish to welcome you as the Company's new President and Chief Executive Officer. We at Synergy are quite pleased that you have accepted our offer letter of November 22, 1991 and look forward to working with you in making the Company a successful and prosperous enterprise.

          The purpose of this current letter is to set forth the terms of your employment with the Company, including your compensation level and benefit entitlements. Part One of this letter contains the specific terms and conditions governing your employment relationship, and Part Two contains a series of more general terms and conditions applicable to such relationship.

          PART ONE - - TERMS AND CONDITIONS OF EMPLOYMENT

          The terms and conditions governing your employment with the Company will be as follows:

          1.   Employment and Duties.
               ---------------------

               A. The Company will employ you as President and Chief Executive Officer, commencing not later than December 16, 1991, and you will accordingly make yourself available on a full-time basis to assume the positions of President and Chief Executive Officer on or before such date As President and Chief Executive Officer, you will report directly to the Board of Directors, and the Company will use its best efforts to have you elected and reelected as a member of the Company's Board of Directors each year during your period of service in such positions.

               B. You will perform the duties inherent in your positions as President and Chief Executive Officer in good faith and to the best of your ability and will render all services which may be reasonably required of you in such positions. While you are employed as President and Chief Executive Officer, you
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Mr. Thomas D. Mino                                                      Page 2
November __, 1991



will devote your full time and effort to the business and affairs of the Company. Your principal place of operations will be at the Company's corporate offices, which are presently located in Santa Clara, California. You may, however, be required to travel periodically to Company facilities in other geographic locations in connection with your duties.

          2.   Compensation.
               ------------

               A. For service in the 1992 calendar year, your base salary will be at the rate of $170,000.00 per year. For any service rendered during December 1991, you will be entitled to a prorated base salary on the basis of your 1992 salary level. Your base salary will be subject to adjustment by the Company's Board of Directors for each calendar year of service following the 1992 calendar year.

               B. Your base salary will be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees.

               C.   Commencing with the 1992 calendar year, you will be
entitled to a bonus in the amount of $10,000.00 each quarter, provided the performance goals you establish for the Company for that quarter are achieved. The specific performance goals you designate for the Company are to be based primarily on revenue and profit and will be subject to approval by the Company's Board of Directors. In any event, your quarterly bonus payments for the 1992 calendar year are guaranteed, whether or not the designated performance goals for the 1992 calendar quarters are achieved.

               D. If you begin full-time employment as President and Chief Executive Officer on or before December 16, 1991, you will be paid a special one-time bonus in the amount of $18,000.00.

               E. The Company will deduct and withhold, from the base salary and bonuses payable to you hereunder, any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

Mr. Thomas D. Mino                                                       Page 3
November __, 1991


          3.   Short-Term Loan.  The Company will loan you the amount of
               ---------------
$75,000.00 upon the following terms and conditions:

                         (i) The loan will bear interest, payable annually in arrears, at the minimum rate required under the Federal tax laws in order to avoid the imputation of interest income to the Company and compensation income to you.

                         (ii) Principal will become payable in four equal annual installments, beginning on the second anniversary of the date the loan is made.

                         (iii). All unpaid principal and accrued interest will, however, become immediately due and payable in full upon the earliest of the following events to occur: the Company effects an initial public offering of its securities, the Company is acquired by merger or sale of its outstanding capital stock or substantially all of its assets, or your employment with the Company terminates for any reason other than death or disability.

                         (iv). Should you acquire any shares of Synergy stock, whether upon the exercise of your stock immediately pledge those shares with the Company as options or through private purchases, you will collateral for the unpaid balance of your loan.

          4.   Employee Stock Options. As soon as possible after you join the
               ----------------------
Company as President and Chief Executive Officer, you will be granted an incentive stock option for 750,000 shares of Synergy common stock. The option will have an exercise price equal to 100% of the fair market value of the Synergy stock on the grant date and will have a maximum term of 10 years, subject to earlier termination upon your cessation of employment with the Company. The option shares will vest over a four-year period, with 25% of the option shares to vest one year after your date of hire and the balance to vest in 36 equal monthly installments thereafter. However, in the event the Company should be acquired during the first year of your employment, your option will become exercisable shares for each full or partial month your option remains for 15,625 shares for each full or partial month your option remains outstanding prior to the effective date of such acquisition. All vesting under your option will cease upon your

Mr. Thomas D. Mino                                                      Page 4
November __, 1991


termination of employment. The remaining terms and conditions of your option will be in accordance with the standard provisions utilized for incentive stock option grants under the Company's 1987 Stock Option Plan.

          5.   Housing Assistance.
               ------------------

               A. The Company will reimburse you for any temporary housing costs (rent, utilities and general housekeeping expenses) you incur during your first year of employment with the Company, up to a maximum of $1500.00 per month, and will provide you with a rental car during that period. Until you obtain a permanent residence in the Bay Area, the Company will also reimburse you for your airfare for 2 trips to Colorado per month during the first year of your employment with the Company.

               B. The Company will reimburse you for the normal selling costs (real estate commission and other closing costs) you incur in effecting the sale of your current residence in Colorado Springs, Colorado, but the Company will not be responsible for any loss you incur in such sale. The Company will also reimburse you for the normal closing costs (other than loan origination fees, prepaid interest, points or other financing costs), such as title fees, document preparation costs, title insurance and escrow costs, you incur in purchasing a new residence in the Bay Area and for your reasonable moving expenses from Colorado.

               C. All reimbursements will be paid within 5 days after your submission of appropriate vouchers and other statements evidencing your costs and expenses. Taxes will be withheld on such reimbursements to the extent required by applicable law.

               D. The Company will provide you with financial assistance in purchasing a home in the Bay Area. Such assistance may be provided through mortgage assistance payments, a loan secured by a second deed of trust on your new residence or a Company guaranty of the purchase-money loan on your home. The exact manner in which such financial assistance will be made available, the maximum amount of financial assistance the Company will make available and the period for which such financial assistance will be provided will be determined by mutual agreement between you and the Company at the time you enter into negotiations to purchase your new home.

Mr. Thomas D. Mino                                                      Page 5
November __, 1991


          6.   Expense Reimbursement.  You will be entitled to reimbursement
               ---------------------
from the Company for all customary, ordinary and necessary business expenses incurred by you in the performance of your duties hereunder, provided you
                                                             --------
furnish the Company with vouchers, receipts and other details of such expenses within thirty (30) days after they are incurred.

          7.   Fringe Benefits.  You will be eligible to participate in any
               ---------------
group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including the Section 401(k) plan, the 1987 Stock Option Plan and any cafeteria benefit program offering the opportunity to purchase benefits on a pre-tax basis, which are made available to executive officers of the Company and for which you otherwise qualify.

          8.   Vacation. You will earn three (3) weeks of paid vacation for each
               --------
year of service you complete as President and Chief Executive Officer from and after January 1, 1992. However, you may not accrue more than four and one-half (4 1/2) weeks of unused vacation. Accordingly, once four and one-half (4 1/2) weeks of unused vacation have been accrued, no further vacation benefits will be earned by you until such time as you use part or all of the unused vacation accrued to date, thereby reducing the balance of your unused vacation to below four and one-half (4 1/2) weeks.

          9.   Death or Disability.
               -------------------

               A. Upon your death or disability while in the Company's employ, the employment relationship created pursuant to this agreement will immediately terminate, and no additional compensation under Paragraph 2 and no further benefits under Paragraph 5 will become payable to you. In connection with such termination, the Company will only be required to pay you (or your estate) any unpaid compensation earned under Paragraph 2 for services rendered through the date of your death or disability, together with a special termination payment equal to the additional amount of base salary you would have earned hereunder had your employment continued for an additional sixty (60) days. Payments of principal and interest on any indebtedness you owe the Company (including any outstanding balance on Paragraph 3 loan) will be suspended until the earlier of
                                                                     -------
(i) the end of the
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                                                                          Page 6

Mr. Thomas D. Mino
November __, 1991


twelve (12)-month period following the date of your death or disability or (ii) December 31, 1996, and at such earlier date the entire unpaid balance of all such indebtedness will become due and payable in full.

               B. You will be deemed disabled if you are, in the Company's reasonable opinion, unable to substantially perform the services required of you hereunder either for a period in excess of sixty (60) consecutive days or for a period of sixty (60) days in the aggregate during any ninety (90)-day period. In such event, you will be deemed disabled as of such sixtieth (60th) day.

          10. Restrictive Covenants. During the period of service as President and Chief Executive Officer:

                    (i) you will devote your full working time and effort to the performance of your duties as President and Chief Executive Officer; and

                    (ii) you will not directly or indirectly, whether for your own account or as an employee, consultant or advisor, provide services to any business enterprise other the Company, unless otherwise authorized by the Company in writing.

          However, you will have the right to perform such incidental services as are necessary in connection with (a) your private passive investments, (b) your charitable or community activities, and (c) your participation in trade or professional organizations, but only to the extent such incidental services do not interfere with the performance of your services as President and Chief Executive Officer.

          11.  Non-Competition. During any period for which you are receiving
               ---------------
compensation payments pursuant to Paragraph 2, you will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any capacity with, any enterprise which is engaged in any business activity competitive with that of the Company. Such restriction, however, will not be applicable to any purely passive investment representing two percent (2%) or less of any outstanding class of publicly-traded securities of any corporation or other enterprise engaged in one or more competitive lines of business.

Mr. Thomas D. Mino                                                      Page 7
November __, 1991



          12.  Proprietary Information. Upon the commencement of your service as
               -----------------------
President and Chief Executive Officer, you will sign and deliver to the Company the standard-form Proprietary Information and Inventions Agreement required of all key employees of the Company.

          13.  Termination of Employment.
               -------------------------

               A. Your employment as President and Chief Executive Officer pursuant to this agreement will be entirely at will.

               B. The Company may terminate your employment under this agreement at any time for any reason, with or without cause, by providing you with at least thirty (30) days prior written notice. However, such notice requirement will not apply to the termination of your employment for cause pursuant to subparagraph D below.

               C. You may terminate your employment under this agreement at any time for any reason upon thirty (30) days prior written notice to the Company.

               D. The Company may at any time, upon written notice, terminate your employment hereunder for cause. Such termination will be effective immediately upon such notice.

               E. The following provisions shall govern the benefits, (if any) to which you are entitled, and the repayment obligations to which you will subject, upon the termination of your employment:

               1. No additional compensation under Paragraph 2 and no further benefits under Paragraph 5 will become payable to you following the termination of your employment for any reason Except as otherwise provided in subparagraphs 3 and 4 below, the Company will only be required to pay you (i) any unpaid compensation earned by you pursuant to Paragraph 2 for services rendered through the date your employment terminates and (ii) the value of any unused vacation accrued through such termination date. Your entitlement to expense reimbursement and vacation accrual and your participation in all Company fringe benefit programs will cease immediately upon your termination of

Mr. Thomas D. Mino                                                      Page 8
November __, 1991


     employment. In addition, you will only be entitled to any unpaid bonuses earned through the end of the calendar quarter immediately preceding the calendar quarter in which your employment terminates.

               2. Except to the limited extent otherwise provided in Paragraph 9, all outstanding indebtedness which you owe to the Company (including any outstanding balance on your Paragraph 3 loan) will become immediately due and payable upon your termination of employment.

               3. Should your employment terminate by reason of death or disability, you will be entitled to the limited death or disability benefits provided under Paragraph 9, and no other severance benefits or other termination payments will be payable to you.

               4. Should your employment be involuntarily terminated by the Company for any reason other than for cause, the Company will provide you with salary continuation payments, at the rate and frequency at which such base salary is in effect for you at the time of such termination, and will continue your coverage under the Company's health plan, until the earlier
                                                                       -------
     of (i) the date you obtain other employment or (ii) the end of the six (6)- month period following your termination date.

               5. Should your employment be involuntarily terminated for cause, then you will not be entitled to any severance payment under subparagraph 4, and your entitlements will be limited to any unpaid amounts due you under subparagraph 1 above for services rendered through such termination date.

               F. For purposes of this agreement, your employment with the Company will be deemed to have been involuntarily terminated for cause if your services are terminated by the Company for one or more of the following reasons:

                 (i) acts of fraud or embezzlement or other intentional misconduct which adversely affects the Company's business, or

                 (ii) failure to correct any material deficiency in the performance of your services as President

Mr. Thomas D. Mino                                                      Page 9
November __, 1991


     and Chief Executive Officer within thirty (30) after written notification of such deficiency from the Board, or

                 (iii). misappropriation or unauthorized disclosure of the Company's proprietary information.

               PART TWO -- MISCELLANEOUS PROVISIONS

               1.   General Creditor Status. All payments to which you may
                    -----------------------
     become entitled under this agreement will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payments. Your right (or the right of the executors or administrators of your estate) to receive any such payments will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

               2.   General Provisions.  The provisions of this letter agreement
                    ------------------
     will be binding upon the Company, its successors and assigns and will be construed and interpreted under the laws of the State of California without resort to the conflict-of-laws rules of such State. This agreement incorporates the entire agreement between you and the Company with respect to the terms of your employment and supersedes all prior agreements between you and the Company relating to such subject matter. This agreement may only be amended by written instrument signed by you and an authorized officer of the Company.

               3.   Notices.  Any notice required to be given or delivered to
                    -------
     the Company under the terms of this agreement must be in writing and addressed to the Company in care of the Chairman of the Board at the Company/'/s principal corporate offices. Any notice required to be given or delivered to you will be in writing and addressed to you at your last recorded address in the Company's records. All notices will be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

               4.   Counterparts. This agreement may be signed in one or more
                    ------------
     counterparts, each of which will be deemed to

Mr. Thomas D. Mino                                                      Page 10
November __, 1991


     be an original, but all of which will constitute one and the same instrument and agreement.

               5.   Arbitration.  Any controversy which may arise between you
                    -----------
     and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of this agreement or any claim arising from or relating to this agreement will be submitted to final and binding arbitration in San Francisco, California in accordance with the rules of the American Arbitration Association then in effect.

               Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company.


                                             Very truly yours,


                                             SYNERGY SEMICONDUCTOR CORPORATION



                                             By _______________________________

                                             Title:  Member of the Board of
                                                         Directors


ACCEPTED BY AND AGREED TO


Signature: ____________________________

Dated:    December 2, 1991

                        [LOGO OF SYNERGY APPEARS HERE]


October 6, 1995



Thomas D. Mino
CEO & President
Synergy Semiconductor

Dear Tom:

This letter serves to outline the 1995/96 compensation plan that has been approved for you by the Synergy Board of Directors. The plan is as follows:

Salary:   Continue at $210,000 per year

Bonus:    $20,000 immediate payment related to the first half of 1995.

          Q3 and Q4 1995: 30% of base Or $15,750 each quarter assuming Synergy attains P1(L) goals shown to underwriters in first week of October. If goals not met, bonus will be determined at discretion of Board.

          1996: TBD over next 60 days.

Stock:    100,000 options on common (exercise price: $2.00), as approved at the

          9/19/95 Board Meeting.

Housing: An allowance of $2,200 per month will continue until 3/31/96 or until a new residence is occupied, whichever comes sooner.

Loans: The existing Note dated 1/20/92 will be extended until September 30, 1997. Language in employment letter dated 12/2/91(3. iii) relating to repayment upon initial public offering shall be amended to extend the time to two years from IPO.

          An additional loan of up to $1 00,000 shall be provided at closing pursuant to section 5.D of the 12/2/91 employment letter. This loan shall be repaid within 2 years of a Synergy IPO. Detail justification of the loan amount shall be provided by you. The loan shall be secured by subordinated Deed of Trust.

Closing
Costs:    Closing costs shall be reimbursed per 5.B & C of the 12/2/91 letter.



Sincerely,


Sven E. Simonsen Chairman